CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed
Title of Each Class of	Amount to be	Offering Price Per	Maximum Aggregate	Amount of
Securities to be Registered	Registered (1)	Share	Offering Price	Registration Fee
Common Stock, par value $1.60 per share	34,500,000	$37.00	$1,276,500,000	$50,166.45 (2)

(1)	Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

(2)	Pursuant to Rule 457(p), $33,896.25 of the registration fee has been paid by offsetting registration fees that were previously paid in connection with a prior registration statement on Form S-3 (SEC File No. 333-124862). In addition, $2,658.82 has been paid in connection with the filing of the preliminary prospectus supplement dated January 27, 2009.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No.: 333-146720

Prospectus Supplement
January 28, 2009
(To Prospectus dated October 15, 2007)

30,000,000 Shares

Newmont Mining Corporation
Common Stock

We are offering 30,000,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “NEM.” The last reported sale price of our common stock on the New York Stock Exchange on January 28, 2009 was $38.61 per share.

Concurrently with this offering of common stock, under a separate prospectus supplement, we are offering $450.0 million aggregate principal amount of 3.00% convertible senior notes due 2012 (or $517.5 million aggregate principal amount of 3.00% convertible senior notes due 2012 if the underwriters exercise their over-allotment option in full). Neither the completion of this offering nor of the convertible notes offering will be contingent on the completion of the other.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)

Public offering price	$37.00	$1,110,000,000
Underwriting discount	$1.17	$35,100,000
Proceeds to us (before expenses)	$35.83	$1,074,900,000

(1) We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to 4,500,000 additional shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any.

The underwriters are offering our common stock as described in “Underwriting.” Delivery of the common stock will be made to purchasers on or about February 3, 2009.

Citi	J.P.Morgan

BMO Capital Markets

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, these shares of our common stock only in jurisdictions where such offers and sales are permitted. You should not assume that the information provided by this prospectus supplement and the accompanying prospectus or the documents incorporated by reference in this document is accurate as of any date other than their respective dates. Our business, financial condition, results of operations or prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and this offering. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the shares of common stock offered by this prospectus supplement and accompanying prospectus. For information about our common stock, see “Description of Common Stock” in this prospectus supplement and “Description of Capital Stock” in the accompanying prospectus. When we refer to this “document,” we mean this prospectus supplement and the accompanying prospectus, unless the context otherwise requires.

Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Where You Can Find More Information.”

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Unless we have indicated otherwise, or the context otherwise requires, references in this document to “Newmont,” “the Company,” “we,” “us,” “our Company” or “our” refer to Newmont Mining Corporation and its consolidated subsidiaries, except where it is clear that such terms refer to Newmont Mining Corporation only.

References in this document to “equity ounces” or “equity pounds” mean that portion of gold or copper produced, sold or included in proven and probable reserves that is attributable to our ownership or economic interest.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “$” or “dollar” are to the lawful currency of the United States.

FORWARD-LOOKING STATEMENTS

Some statements contained in this document, including information incorporated by reference herein, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act), and are intended to be covered by the safe harbor created by those sections. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “estimate(s)”, “should”, “intend(s)” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. The forward-looking statements contained in documents incorporated by reference are more specifically indicated in those documents. Do not unduly rely on forward-looking statements. Actual results might differ significantly from our forecasts and expectations due to several factors. For a discussion of some of these factors, see “Risk Factors” beginning on page S-6 of this prospectus supplement, “Forward-Looking Statements” on page 2 of the accompanying prospectus and “Forward-Looking Statements” and “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in our Annual Report on Form 10-K for the year ended December 31, 2007, each of which is incorporated by reference in this prospectus supplement.

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SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference into this prospectus supplement, other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional shares of common stock.

Our Company

Newmont Mining Corporation is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, New Zealand and Mexico. As of December 31, 2008, we had proven and probable gold reserves of 85.0 million equity ounces. We are also engaged in the production of copper, principally through our Batu Hijau operation in Indonesia.

Products

Gold

We had consolidated sales of 6.2 million ounces of gold (5.3 million equity ounces) in 2007, 7.2 million ounces (5.9 million equity ounces) in 2006 and 8.2 million ounces (6.5 million equity ounces) in 2005. We had consolidated sales of 4.6 million ounces of gold (3.8 million equity ounces) in the nine months ended September 30, 2008, and 4.5 million ounces of gold (3.8 million equity ounces) in the nine months ended September 30, 2007. For 2007, 2006 and 2005, 78%, 86% and 84%, respectively, of our net revenues were attributable to gold sales. For the nine months ended September 30, 2008 and September 30, 2007, 85% and 73%, respectively, of our net revenues were attributable to gold sales. Of our 2007 gold sales, approximately 38% came from Nevada, 25% from Peru, 19% from Australia/New Zealand, 8% from Indonesia and 7% from Africa. Of our gold sales in the nine months ended September 30, 2008, approximately 35% came from Nevada, 30% from Peru, 20% from Australia/New Zealand, 8% from Africa and 4% from Indonesia.

Copper

We had consolidated sales of 428 million pounds of copper (204 million equity pounds) in 2007, 435 million pounds (230 million equity pounds) in 2006 and 573 million pounds (303 million equity pounds) in 2005. We had consolidated sales of 201 million pounds of copper (90 million equity pounds) in the nine months ended September 30, 2008, and 351 million pounds of copper (170 million equity pounds) in the nine months ended September 30, 2007. For 2007, 2006 and 2005, 22%, 14% and 16%, respectively, of our net revenues were attributable to copper sales. For the nine months ended September 30, 2008 and September 30, 2007, 15% and 27%, respectively, of our net revenues were attributable to copper sales.

Recent Developments

Pending Acquisition of Remaining Interest in Boddington

On January 27, 2009, we announced the signing of a definitive purchase agreement to acquire from AngloGold Ashanti Australia Limited (“AngloGold”), a wholly-owned subsidiary of AngloGold Ashanti Ltd., its 33.33% interest in the Boddington project in Western Australia (the “Acquisition”). Upon completion of the Acquisition, Newmont will own 100% of the Boddington project.

Boddington is a large, open pit mine in Western Australia, located 130 kilometers southeast of Perth. At the end of 2008, the development of the Boddington project was 89% complete, with start-up expected by mid-2009 and an anticipated 12-month ramp-up schedule. We continue to expect total capital costs to be between $2.6 billion and $2.9 billion on a 100% basis. Boddington is expected to be Australia’s largest gold producer upon its completion, with expected average annual gold production of approximately one million ounces at costs applicable to sales of approximately $300 per ounce (on a by-product basis) for the first five years of operation, and an expected mine life in excess of 20 years. We believe Boddington has significant exploration potential, as demonstrated in 2008, with the reserves on a 100% basis increasing from 16.6 million ounces in 2007 to 20.1 million ounces in 2008.

We expect to close the Acquisition in March 2009, subject to satisfaction or waiver of certain conditions, including the receipt of approvals from the Australian Foreign Investment Review Board, Western Australia Ministry of Mines and South African Reserve Bank and the receipt of consents and agreements from third parties. The valuation date for the transaction is January 1, 2009, and closing adjustments will be made to reflect Newmont’s economic ownership position from that date, which will require Newmont to reimburse AngloGold for all contributions made to the Boddington joint venture after that date. As a result of the increased ownership interest in Boddington, Newmont expects to incur an additional $200 million to $240 million of capital expenditures in 2009.

The total consideration for the Acquisition will consist of (i) $750 million payable in cash at closing, (ii) $240 million (the “Deferred Payment”) payable in cash, in shares of our common stock, or in a combination of cash and shares of our common stock, at our option, and (iii) a royalty, payable quarterly in arrears, equal to 50% of the average realized operating margin (if any) exceeding US$600 per ounce, payable on one-third of the gold sales from the Boddington project, subject to a maximum aggregate royalty of $100 million. If we elect to pay any part of the Deferred Payment using our common stock, the shares must be delivered to AngloGold on or before December 10, 2009 and the number of shares to be issued will be determined by dividing the dollar amount of that part of the Deferred Payment by the volume weighted average price that the shares of our common stock trade on the New York Stock Exchange (the “NYSE”) over the five-trading day period immediately prior to such date. We have granted registration rights to AngloGold with respect to such shares, if issued. If any part of the Deferred Payment is to be made in cash, such cash must be paid on or before December 31, 2009. See “Risk Factors — Risks Related to the Pending Acquisition of Remaining Interest in Boddington.”

We expect to finance the Acquisition and additional capital expenditures that result from our increased ownership in the Boddington project using the net proceeds of this offering and the net proceeds of the Convertible Notes Offering (as described below). To the extent that the proceeds of this offering and the Convertible Notes Offering are not sufficient to finance the Acquisition and such capital expenditures, we expect to use borrowings under our corporate revolving credit facility and, if necessary, our Bridge Facility (as described in “Pending Acquisition of Remaining Interest in Boddington — The Bridge Facility” ). See “Use of Proceeds.”

Operating Results for 2008

On January 27, 2009, we announced our operating results for 2008, with equity gold sales of approximately 5.2 million ounces at costs applicable to sales of $440 per ounce and equity copper sales of 130 million pounds at costs applicable to sales of $1.38 per pound. Consolidated capital expenditures for 2008 were approximately $1.9 billion. We reported year-end 2008 proven and probable equity gold reserves of 85.0 million equity ounces, compared with 86.5 million equity ounces at the end of 2007. Year-end 2008 reserves would have been 91.6 million equity ounces, an increase of approximately 6% over year-end 2007, if the pending Acquisition of the remaining 33.33% interest in the Boddington project had occurred at the end of 2008.

In 2008, we added 6.3 million equity ounces of gold reserves due to margin changes and additional drilling, offset by revisions of 1.1 million equity ounces. The assumed gold price for our reserve calculations increased to $725 per ounce in 2008, from $575 per ounce in 2007. For 2008, the majority of the reserve additions from exploration of roughly 4.4 million equity ounces came from the Boddington project, and Nevada and Mexico. Gold reserves were revised downward at Phoenix in Nevada by 0.8 million ounces due to geological, modeling and metallurgical issues identified through the reconciliation process. Newmont’s reserve sensitivities to a $50 change in gold price between $725 and $775 per ounce, assuming costs remain constant, is approximately 3.0 to 4.0 million equity ounces. Newmont’s ability to project reserve sensitivities at significantly higher gold prices is constrained by limited drill data.

During the fourth quarter of 2008, we expect the impacts of stock and bond market declines, interest rate reductions and the appreciation of the U.S. dollar to reduce accumulated other comprehensive income (loss), which is a component of stockholders’ equity, by approximately $950 million, net of tax, due to unrealized losses on marketable securities (approximately $500 million), foreign currency translation adjustments related to non U.S. dollar functional currency subsidiaries (approximately $250 million), increases to unfunded pension liabilities (approximately $150 million) and unrealized mark-to-market losses on cash flow hedge instruments (approximately $50 million).

Concurrent Offering of Convertible Notes

Concurrently with this offering of common stock, under a separate prospectus supplement, we are offering $450.0 million aggregate principal amount ($517.5 million aggregate principal amount if the underwriters exercise their over-allotment option with respect to that offering in full) of 3.00% convertible senior notes due 2012 (the “2012 Notes”) in an underwritten public offering (the “Convertible Notes Offering”). Neither the completion of the Convertible Notes Offering nor the completion of this offering will be contingent on the completion of the other. The 2012 Notes will mature on February 15, 2012, unless earlier repurchased or converted, and pay interest semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2009, at a rate of 3.00% per year. We will not have an option to redeem the 2012 Notes prior to their stated maturity date. The 2012 Notes initially will be guaranteed on a senior unsecured basis by our wholly owned subsidiary, Newmont USA Limited.

The 2012 Notes will be convertible at the holder’s option upon the occurrence of specified conversion events described in the prospectus supplement for the Convertible Notes Offering, and in any event on and after January 1, 2012 into shares of our common stock based on an initial conversion price of approximately $46.25 per share, subject to adjustment. Upon conversion, for each $1,000 principal amount of notes converted, we will pay the lesser of $1,000 and the conversion value of the notes in cash, and deliver shares of our common stock (or, at our election, cash or any combination of cash and shares of our common stock) for the amount, if any, by which the conversion value exceeds $1,000.

Assuming no exercise of the underwriters’ over-allotment option with respect to the 2012 Notes, we estimate that the net proceeds of the Convertible Notes Offering, after deducting the underwriting discount and estimated expenses, will be approximately $437.8 million. As of September 30, 2008, our total consolidated indebtedness was approximately $3.5 billion. After giving pro-forma effect to the sale of the 2012 Notes (assuming no exercise of the underwriters’ over-allotment option) and the use of the proceeds as described herein (but not assuming any borrowings under the Bridge Facility), our total consolidated indebtedness, as of September 30, 2008, would have been approximately $3.9 billion. Approximately $0.6 billion of our total consolidated indebtedness as of September 30, 2008 was indebtedness to third parties of our non-guarantor subsidiaries, which will be structurally senior to the 2012 Notes because it consists of obligations at the subsidiary level.

Bridge Facility

We have received a commitment for a $1.0 billion 364-day bridge facility (the “Bridge Facility”) to support the Acquisition, for additional capital expenditures that result from our increased ownership in the Boddington project and for other general corporate purposes. The Bridge Facility commitment is subject to customary closing conditions. See “Pending Acquisition of Remaining Interest in Boddington — The Bridge Facility” for additional information.

Additional Information

Our principal executive offices are located at 6363 South Fiddler’s Green Circle, Greenwood Village, Colorado 80111. Our telephone number is (303) 863-7414.

We maintain a website at http://www.newmont.com. Information presented on or accessed through our website is not incorporated into, or made part of, this prospectus supplement.

The Offering

Issuer	Newmont Mining Corporation

Common stock offered	30,000,000 shares

Over-allotment option	We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 4,500,000 shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Common stock to be outstanding after the offering	473,062,428 shares(1)

Use of proceeds	We intend to use the net proceeds from this offering and the Convertible Notes Offering (including any proceeds resulting from any exercise by the underwriters of their over-allotment option for either offering) to fund the acquisition from AngloGold of the 33.33% interest in the Boddington project in Western Australia that we do not already own, and the additional capital expenditures that will result from our increased ownership in the Boddington project, as well as for general corporate purposes, as described in more detail below under the heading “Use of Proceeds.” If the Acquisition is not completed, we intend to use the net proceeds from this offering and the Convertible Notes Offering for general corporate purposes.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

NYSE symbol	NEM

(1)	The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding as of December 31, 2008 (including shares represented by CHESS Depositary Interests on the Australian Stock Exchange) and excludes:

•	11,522,061 shares of common stock underlying Newmont Mining Corporation of Canada Limited’s exchangeable shares issuable as of December 31, 2008;

•	24,887,955 shares of common stock underlying warrants outstanding as of December 31, 2008 at a weighted average exercise price of $60.27 per share;

•	8,526 shares of common stock issuable upon exercise of outstanding options granted under certain equity plans assumed by Newmont in acquisitions as of December 31, 2008 at a weighted average exercise price of $20.12 per share;

•	3,622,706 shares of common stock, 547,275 shares of common stock and 2,281,572 shares of common stock issuable upon exercise of outstanding options granted under the 2005 Stock Incentive Plan, the 1999 Employees Stock Plan and the 1996 Employees Stock Plan, respectively, as of December 31, 2008 at a weighted average exercise price of $45.88, $24.00 and $40.76 per share, respectively;

•	28,621,200 shares that may be issued in connection with the conversion of the 2014 and 2017 Convertible Senior Notes;

•	12,162,150 shares that may be issued in connection with the conversion of the 2012 Notes being offered concurrently with this offering based upon the maximum conversion rate (13,986,473 shares assuming exercise of the underwriters’ over-allotment option in full);

•	4,500,000 shares that may be issued upon exercise of the underwriters’ over-allotment option in full; and

•	the shares that may be issued at our option to AngloGold as the Deferred Payment in connection with the Acquisition.

For additional information, see “Risk Factors — Risks Related to This Offering and Our Common Stock — There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock” and “Capitalization.”

RISK FACTORS

You should carefully consider the risks described in our Annual Report on Form 10-K for the year ended December 31, 2007, as updated and supplemented by our Quarterly Report for the period ended September 30, 2008 and by the discussion below, before making an investment decision. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the described risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement. See “Forward-Looking Statements” on page 2 of the accompanying prospectus.

Risks Related to Our Business

Our operations outside North America and Australia/New Zealand are subject to risks of doing business abroad.

Exploration, development and production activities outside of North America and Australia/New Zealand are potentially subject to political and economic risks, including:

•	cancellation or renegotiation of contracts;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

•	changes in foreign laws or regulations;

•	royalty and tax increases or claims by governmental entities, including retroactive claims;

•	expropriation or nationalization of property;

•	currency fluctuations (particularly in countries with high inflation);

•	foreign exchange controls;

•	restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, or on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts;

•	import and export regulations, including restrictions on the export of gold;

•	restrictions on the ability to pay dividends offshore;

•	risk of loss due to civil strife, acts of war, guerrilla activities, insurrection and terrorism;

•	risk of loss due to disease and other potential endemic health issues; and

•	other risks arising out of foreign sovereignty over the areas in which our operations are conducted, including risks inherent in contracts with government owned entities.

Consequently, our exploration, development and production activities outside of North America and Australia/New Zealand may be substantially affected by factors beyond our control, some of which could materially adversely affect our financial position or results of operations. Furthermore, if a dispute arises from such activities, we may be subject to the exclusive jurisdiction of courts outside North America or Australia/New Zealand, which could adversely affect the outcome of a dispute.

Our operations in Indonesia are subject to political and economic risks.

We have substantial investments in Indonesia, a nation that since 1997 has undergone financial crises and devaluation of its currency, outbreaks of political and religious violence, changes in national leadership, and the secession of East Timor, one of its former provinces. These factors heighten the risk of abrupt changes in the national policy toward foreign investors, which in turn could result in unilateral modification of concessions or contracts, increased taxation, denial of permits or permit renewals or expropriation of assets. Subsequent to the commencement of operations, the government purported to designate the land surrounding Batu Hijau as a protected forest, which could make operating permits more difficult to obtain. P.T. Newmont Nusa Tenggara, the subsidiary that owns Batu Hijau (“PTNNT”), in which we own an 80% interest through a partnership with an affiliate of Sumitomo Corporation, has been in discussions to renew or extend its forest use permit (called a “pinjam pakai”) for over three years. In 2005, relevant Indonesian governmental authorities reviewed the contractual requirements for extension of the pinjam pakai and determined that PTNNT met those requirements. This permit is a key requirement to continue to efficiently operate the Batu Hijau mine. However, the permit extension has not been received as of the date of this prospectus supplement. The resulting delay has adversely impacted the original Batu Hijau mine plan, and may adversely impact future operating and financial results, including deferment or cancellation of future mine development and operations under the Batu Hijau mine plan, in order to take into account the delay in extension of the pinjam pakai.

Recent violence committed by radical elements in Indonesia and other countries, and the presence of U.S. forces in Iraq and Afghanistan, may increase the risk that operations owned by U.S. companies will be the target of violence. If any of our operations were so targeted it could have a material adverse effect on our business.

Our interest in the Batu Hijau operation in Indonesia may be reduced under the Contract of Work.

Under the Contract of Work, beginning in 2005 and continuing through 2010, a portion of the shares of PTNNT, which owns Batu Hijau, must be offered for sale, first, to the Indonesian government or, second, to Indonesian nationals, equal to the difference between the following percentages and the percentage of shares already owned by the Indonesian government or Indonesian nationals (if such number is positive): 23% by March 31 2006; 30% by March 31, 2007; 37% by March 31, 2008, 44% by March 31, 2009; and 51% by March 31, 2010. The price at which such interest must be offered for sale to the Indonesian parties is the highest of the then-current replacement cost, the price at which shares would be accepted for listing on the Jakarta Stock Exchange, or the fair market value of such interest as a going concern, as agreed with the Indonesian government. Pursuant to this provision, it is possible that the ownership interest of the Newmont/Sumitomo partnership in PTNNT could be reduced to 49%.

P.T. Pukuafa Indah (“PTPI”), an unrelated Indonesian company, has owned and continues to own a 20% interest in PTNNT, and therefore the Newmont/Sumitomo partnership was required to offer a 3% interest for sale in 2006 and an additional 7% interest in each of 2007 and 2008. A further 7% interest will be offered for sale in March 2009. In accordance with the Contract of Work, an offer to sell a 3% interest was made to the government of Indonesia in 2006 and an offer for an additional 7% interest was made in each of 2007 and 2008. While the central government declined to participate in the offer, local governments in the area in which the Batu Hijau mine is located have expressed interest in acquiring shares, as have various Indonesian nationals. In January 2008, the Newmont/Sumitomo partnership agreed to sell, under a carried interest arrangement, 2% of PTNNT’s shares to Kabupaten Sumbawa, one of the local governments, subject to satisfaction of closing conditions. On February 11, 2008, PTNNT received a notification from the Department of Energy and Mineral Resources (the “DEMR”) alleging that PTNNT was in breach of its divestiture requirements under the Contract of Work and threatening to issue a notice to terminate the Contract of Work if PTNNT did not agree to divest the 2006 and 2007 shares, in accordance with the direction of the DEMR, by February 22, 2008. A second Notice of Default was received relating to the alleged failure to divest the 2008 shares as well. Newmont and Sumitomo believe there is no basis under the Contract of Work for these notifications and no grounds for terminating the Contract of Work. In March 2008, both the DEMR and PTNNT filed for international arbitration as provided under the Contract for Work and an arbitration hearing was held in Jakarta in December of 2008. We anticipate a ruling will be issued in 2009. In 2009, presidential and parliamentary elections will take place in Indonesia, which could affect the outcome of the ruling. If the Contract of Work were to be terminated pursuant to the pending ruling, PTNNT’s rights to conduct mining may be terminated.

Our operations in Peru are subject to political risks.

During the last several years, the Yanacocha mine complex, in which we own a 51.35% interest, has been the target of numerous local political protests, including ones that blocked the road between the Yanacocha mine complex and the City of Cajamarca in Peru. In 2004, local opposition to the Cerro Quilish project became so pronounced that Yanacocha decided to relinquish its drilling permit for Cerro Quilish and the deposit was reclassified from proven and probable reserves to non-reserve mineralization. In 2006 a road blockade was carried out by members of the Combayo community. This blockade resulted in a brief cessation of mining activities. We cannot predict whether similar or more significant incidents will occur in the future, and the recurrence of significant community opposition or protests could adversely affect Yanacocha’s assets and operations. In 2007, 2008 and thus far in 2009, no material roadblocks or protests occurred involving Yanacocha.

Presidential, congressional and regional elections took place in Peru in 2006, with the new national government taking office in July 2006 for an expected five-year term of office. In December 2006, Yanacocha, along with other mining companies in Peru, entered into an agreement with the central government to contribute 3.75% of net profits to fund social development projects. Although the current government has generally taken positions promoting private investment, we cannot predict future government positions on foreign investment, mining concessions, land tenure, environmental regulation or taxation. A change in government positions on these issues could adversely affect Yanacocha’s assets and operations.

Our success may depend on our social and environmental performance.

Our ability to operate successfully in communities around the world will likely depend on our ability to develop, operate and close mines in a manner that is consistent with the health and safety of our employees, the protection of the environment, and the creation of long-term economic and social opportunities in the communities in which we operate. We have implemented a management system designed to promote continuous improvement in health and safety, environmental performance and community relations. However, our ability to operate could be adversely impacted by accidents or events detrimental (or perceived to be detrimental) to the health and safety of our employees, the environment or the communities in which we operate.

Increased costs could affect profitability.

Costs at any particular mining location frequently are subject to variation due to a number of factors, such as changing ore grade, changing metallurgy and revisions to mine plans in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities, such as fuel, electricity and labor. Commodity costs are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. Reported costs may also be affected by changes in accounting standards. A material increase in costs at any significant location could have a significant effect on our profitability and cash flow. In 2007 and 2008, we incurred significant increases in the costs of labor, fuel, power and other bulk consumables, which increased reported costs applicable to sales, in addition to increasing the costs of capital projects.

Remediation costs for environmental liabilities may exceed the provisions we have made.

We have conducted extensive remediation work at two inactive sites in the United States. At a third site in the United States, an inactive uranium mine and mill formerly operated by a subsidiary of Newmont, remediation work at the mill is ongoing, but remediation at the mine is subject to dispute. In late 2008, the EPA issued an order regarding water management at the mine. Newmont and its subsidiary are complying with the order. Remedial work at the mine has not yet commenced. The environmental standards that may ultimately be imposed at this site remain uncertain and there is a risk that the costs of remediation may exceed the provision that has been made for such remediation by a material amount. For a more detailed discussion of potential environmental liabilities, you should review the discussion in Environmental Matters, Note 26 to the

Condensed Consolidated Financial Statements in our Form 10-Q filed for the quarterly period ended September 30, 2008, which is incorporated by reference in this prospectus supplement.

Whenever a previously unrecognized remediation liability becomes known, or a previously estimated reclamation cost is increased, the amount of that liability and additional cost will be recorded at that time and could materially reduce net income in that period.

Currency fluctuations may affect costs that we incur at our operations.

Currency fluctuations may affect the costs that we incur at our operations. Gold is sold throughout the world based principally on the U.S. dollar price, but a portion of our operating expenses are incurred in local currencies. The appreciation of non-U.S. dollar currencies against the U.S. dollar increases the costs of gold production in U.S. dollar terms at mines located outside the United States.

The foreign currency that primarily impacts our results of operations is the Australian dollar. We estimate that every $0.10 increase in the U.S. dollar / Australian dollar exchange rate increases the U.S. dollar costs applicable to sales by approximately $35 to $40 for each ounce of gold produced from operations in Australia before the impact of currency hedging. During 2007, the first three quarters of 2008 and the fourth quarter of 2008, the exchange rate averaged approximately $0.84, $0.90 and $0.67 U.S. dollars per Australian dollar, respectively. In 2007, we implemented derivative programs to hedge up to 75% of our future forecasted Australian dollar-denominated operating expenditures and up to 95% of our Australian dollar-denominated capital expenditures related to the construction of Boddington, to reduce the variability in our Australian dollar-denominated expenditures. As of December 31, 2008, assuming the acquisition of an additional 33.33% interest in Boddington, we have hedged approximately 62% of 2009 operating costs at an average rate of $0.79, 33% of 2010 operating costs at an average rate of $0.78 and 10% of 2011 operating costs at an average rate of $0.74. We also have Australian dollar derivatives for approximately 55% of our currently forecasted 2009 Australian dollar-denominated Boddington capital expenditures at a rate of approximately $0.80. Our Australian dollar derivative programs will limit the benefit to the Company of future decreases if any, in the U.S. dollar /Australian dollar exchange rates. For additional information, see Item 7. Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations, Results of Consolidated Operations, Foreign Currency Exchange Rates in our Form 10-K for the year ended December 31, 2007 and Item 2. Management’s Discussion and Analysis of Results of Operations and Financial Condition, Results of Consolidated Operations, Foreign Currency Exchange Rates in our Form 10-Q filed for the quarterly period ended September 30, 2008. For a more detailed description of how currency exchange rates may affect costs, see the discussion in Foreign Currency in Item 7A. Quantitative and Qualitative Discussions About Market Risk in our Form 10-K for the year ended December 31, 2007 and Item 3. Quantitative and Qualitative Disclosures About Market Risk in our Form 10-Q filed for the quarterly period ended September 30, 2008. Each of such filings is incorporated by reference in this prospectus supplement.

Costs estimates and timing of new mines or other projects are uncertain.

The capital expenditures and time required to develop new mines or other projects are considerable and changes in costs or construction schedules can affect project economics. There are a number of factors that can affect costs and construction schedules, including, among others:

•	availability of labor, power, transportation, commodities and infrastructure;

•	increases in input commodity prices and labor costs;

•	fluctuations in currency exchange rates;

•	availability and terms of financing;

•	difficulty of estimating construction costs over a period of years;

•	delays in obtaining environmental or other government permits; and

•	potential delays related to social and community issues.

Our operations may be adversely affected by power shortages.

We have experienced power shortages in Ghana resulting from a nationwide drought and insufficient hydroelectric or other generating capacity. Power shortages have caused curtailment of production at our Ahafo operations. As a result of the mining industry’s successful initiative to construct and install a 80 mega-watt power plant during 2007, the Ghanaian government has agreed, if required to curtail power consumption as a result of power shortages, to distribute power proportionately between participating mines and other industrial and commercial users. Alternative sources of power will result in higher than anticipated costs, which will affect operating costs. Continued power shortages and increased costs may adversely affect our results of operations and financial condition.

Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

We maintain insurance policies that mitigate against certain risks related to our operations. This insurance is maintained in amounts that we believe are reasonable depending upon the circumstances surrounding each identified risk. However, we may elect not to have insurance for certain risks because of the high premiums associated with insuring those risks or for various other reasons; in other cases, insurance may not be available for certain risks. Some concern always exists with respect to investments in parts of the world where civil unrest, war, nationalist movements, political violence or economic crises are possible. These countries may also pose heightened risks of expropriation of assets, business interruption, increased taxation or unilateral modification of concessions and contracts. We do not maintain insurance policies against political risk. Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

Our business depends on good relations with our employees.

Due to union activities or other employee actions, we could experience labor disputes, work stoppages or other disruptions in production that could adversely affect us. As of December 31, 2008, unions represented approximately 45% of our worldwide work force. Currently, there are labor agreements in effect for all of these workers. We may be unable to resolve any future disputes without disruption to operations.

Title to some of our properties may be defective or challenged.

Although we have conducted title reviews of our properties, title review does not necessarily preclude third parties from challenging our title. While we believe that we have satisfactory title to our properties, some risk exists that some titles may be defective or subject to challenge. In addition, certain of our Australian properties could be subject to native title or traditional landowner claims, but such claims would not deprive us of the properties. For information regarding native title or traditional landowner claims, see the discussion under the Australia/New Zealand section of Item 2. Properties, in our Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus supplement.

Competition from other mining companies may harm our business.

We compete with other mining companies to attract and retain key executives, skilled labor, contractors and other employees with technical skills in the mining industry. We compete with other mining companies for the services of skilled personnel and contractors and for specialized equipment, components and supplies, such as drill rigs necessary for exploration and development. We also compete with other mining companies for rights to mine properties containing gold and other minerals. We may be unable to continue to attract and retain skilled and experienced employees, to obtain the services of skilled personnel and contractors or specialized equipment or supplies, or to acquire additional rights to mine properties.

Certain factors outside of our control may affect our ability to support the carrying value of goodwill.

As of September 30, 2008, the carrying value of goodwill was approximately $188 million or 1% of our total assets. Goodwill has been assigned to various mine site reporting units in the Australia/New Zealand Segment. This goodwill primarily arose in connection with our February 2002 acquisition of Normandy and represents the excess of the aggregate purchase price over the fair value of the identifiable net assets acquired.

We evaluate, on at least an annual basis, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. This evaluation involves a comparison of the estimated fair value of our reporting units to their carrying values. If the carrying amount of goodwill for any reporting unit exceeds its estimated fair value, a non-cash impairment charge could result. Material risks that could potentially result in an impairment of goodwill include: (i) a significant decrease in our long-term gold price assumption; (ii) a decrease in reserves; (iii) a lack of exploration success which could result in a significant reduction in the estimated fair value of mine site exploration potential; and (iv) any event that might otherwise adversely affect mine site production levels, operating costs or capital costs. For a more detailed description of the estimates and assumptions involved in assessing the recoverability of the carrying value of goodwill, see Item 7. Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations — Critical Accounting Policies in our Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus supplement.

Our ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income.

We recognize the expected future tax benefit from deferred tax assets when the tax benefit is considered to be more likely than not of being realized. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, our ability to realize the deferred tax assets could be impacted. Additionally, future changes in tax laws could limit our ability to obtain the future tax benefits represented by our deferred tax assets. Our current deferred tax assets for 2008 have not been finally determined. As of December 31, 2007, however, our current and long-term deferred tax assets were $112 million and $1,027 million, respectively.

Returns for investments in pension plans are uncertain.

We maintain pension plans for employees, which provide for specified payments after retirement for certain employees. The ability of the pension plans to provide the specified benefits depends on our funding of the plans and returns on investments made by the plans. Returns, if any, on investments are subject to fluctuations based on investment choices and market conditions. A sustained period of low returns or losses on investments could require us to fund the pension plans to a greater extent than anticipated. During the second half of 2008, the value of the investments in our pension plans decreased significantly. While the plans have sufficient assets to meet benefit payments in the near term, the plan investment values are underfunded for purposes of long-term sustainable payout to all employees. If the plan investment values do not recover sufficiently, we will be required to increase the amount of future cash contributions.

Risks Related to This Offering and Our Common Stock

The price of our common stock may be volatile, which may make it difficult for you to resell the common stock when you want or at prices you find attractive.

The market price and volume of our common stock may be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding our operations, business prospects, liquidity or this offering. Among the factors that could affect the price of our common stock are:

•	changes in gold, and to a lesser extent, copper prices;

•	operating and financial performance that vary from the expectations of management, securities analysts and investors;

•	developments in our business or in the mining sector generally;

•	regulatory changes affecting our industry generally or our business and operations;

•	the operating and stock price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	our ability to integrate and operate the companies and the businesses that we acquire; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. See also “— Risks Related to our Liquidity — Current global financial conditions could adversely affect the availability of new financing, our operations and the trading price of our common stock.”

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under the heading “Underwriting”, we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. As part of this offering, we expect to issue 30,000,000 shares of common stock (or up to 34,500,000 shares of common stock if the underwriters exercise their over-allotment option in full). In addition, we may, at our option, issue shares of common stock as all or a portion of the Deferred Payment as described under the heading “Summary — Recent Developments — Pending Acquisition of Remaining Interest in Boddington,” and we have agreed to make the necessary filings with the United States Securities and Exchange Commission (the “SEC”) to enable AngloGold or certain of its affiliates to sell those shares on a registered basis. Concurrently with this offering, we are also offering, in the Convertible Notes Offering, up to $450.0 million aggregate principal amount of 3.00% convertible senior notes due 2012 (or up to $517.5 million aggregate principal amount of 3.00% convertible senior notes due 2012 if the underwriters exercise their over-allotment option in full) which are convertible into shares of our common stock. The issuance of additional shares of our common stock, including in connection with the pending Acquisition, the conversion of the 2012 notes being sold in the Convertible Notes Offering, the convertible senior notes due 2014 or the convertible senior notes due 2017 or other issuances of convertible securities, including outstanding exchangeable shares, options and warrants, or otherwise, will dilute the ownership interest of our existing common stockholders. The market price of our common stock could decline and our ability to raise capital through the sale of additional equity securities could be impaired as a result of such issuances as well as any other sales of a large block of shares of our common stock or similar securities in the market after this offering, or the perception that such sales could occur or as a result of any hedging or arbitrage trading activity that we expect to develop involving our common stock.

You may not receive dividends on the common stock.

Holders of our common stock are entitled to receive only such dividends as our Board of Directors may declare out of funds legally available for such payments. We are incorporated in Delaware and governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Furthermore, holders of our common stock may be subject to the prior dividend rights of holders of our preferred stock or depositary shares representing such preferred stock, if any, then outstanding. Our ability to pay dividends will be subject to our future earnings, capital requirements and financial condition, as well as with our compliance with covenants and financial ratios related to existing or future indebtedness. Although we have historically declared cash dividends on our common stock, we are not required to do so and our Board of Directors may reduce, defer or eliminate our common stock dividend in the future.

Anti-takeover provisions could enable our management to resist a takeover attempt by a third party and limit the power of our stockholders.

Provisions of Delaware law and of our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us or have the effect of discouraging, delaying or preventing a third party from attempting to acquire control of us, even if an acquisition might be in the best interest of our stockholders. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our Board of Directors. Additionally, our certificate of incorporation authorizes our Board of Directors to issue preferred stock or adopt other anti-takeover measures without stockholder approval. The existence and adoption of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

Non-U.S. Holders may be subject to U.S. withholding tax and U.S. income tax under the Foreign Investment in Real Property Tax Act.

We may currently be or may become a “United States real property holding corporation” for U.S. federal income tax purposes. As a result, under U.S. federal income tax laws enacted as part of the Foreign Investment in Real Property Tax Act, Non-U.S. Holders (as defined below) of our common stock who actually or constructively beneficially own more than 5% of the total fair market value of our common stock at any time during the relevant determination period may be subject to U.S. federal withholding tax or U.S. federal income tax, or both, in respect of certain distributions made on our common stock and upon the disposition of our common stock. Non-U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences that may arise if we are or were to become a United States real property holding corporation. See the discussion under the heading “United States Federal Tax Consequences to Non-U.S. Holders — Status as United States Real Property Holding Corporation.”

Risks Related to the Pending Acquisition of Remaining Interest in Boddington

The pending Acquisition is subject to, among other things, the receipt of approvals from regulatory authorities that may impose conditions that could delay or prevent the consummation of the Acquisition.

We can make no assurances that the pending Acquisition of the remaining interest in the Boddington project will be consummated. The completion of the Acquisition is subject to satisfaction or waiver of certain conditions, including the receipt of approvals from the Australian Foreign Investment Review Board, Western Australia Ministry of Mines and South African Reserve Bank and the receipt of consents and agreements from third parties. These regulators may impose conditions on the consummation, or require changes to the terms, of the Acquisition. Any such conditions or changes could have the effect of delaying or preventing the consummation of the Acquisition or imposing additional costs on us or limiting our revenues following the Acquisition.

Risks Related to Our Liquidity

Future funding requirements may affect our business.

The development of the Boddington project in Australia, as well as potential future investments including the Akyem project in Ghana, the Conga project in Peru and the Hope Bay project in Nunavut, Canada, will require significant funds for capital expenditures. The funds necessary to develop the Boddington project will increase as a result of the Acquisition. Based on current gold and copper prices, our operating cash flow is expected to be insufficient to meet all of these expenditures, depending on the timing of development of these and other projects. As a result, new sources of capital may be needed to meet the funding requirements of these investments, fund our ongoing business activities and pay dividends. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future gold and copper prices as well as our operational performance, current cash flow and debt position, among other factors. In light of the currently limited global availability of credit, and given our existing debt position, we may determine that it may be necessary or preferable to issue additional equity or other securities, defer projects or sell assets. Additional financing may not be available when needed or, if available, the terms of such financing may not be favorable to us and, if raised by offering equity securities, any additional financing may involve substantial dilution to existing stockholders. In the event of lower gold and copper prices, unanticipated operating or financial challenges, or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities, retire or service all outstanding debt and pay dividends could be significantly constrained.

Any downgrade in the credit ratings assigned to our debt securities could increase our future borrowing costs and adversely affect the availability of new financing.

Currently, Standard & Poor’s Rating Services rates Newmont Mining Corporation BBB+, with negative outlook, and Moody’s Investors Service rates Newmont Mining Corporation Baa2, with stable outlook. There can be no assurances that any rating assigned will remain for any given period of time or that a rating will not be lowered, if in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. If we are unable to maintain our outstanding debt and financial ratios at levels acceptable to the credit rating agencies, or should our business prospects deteriorate, our ratings could be downgraded by the rating agencies, which could adversely affect the value of our outstanding securities, our existing financing, our ability to borrow under the contemplated Bridge Facility and the availability of other new financing on favorable terms, if at all, increase our borrowing costs and impair our results of operations and financial condition. See also “— Future funding requirements may affect our business” and “— Current global financial conditions could adversely affect the availability of new financing, our operations and the trading price of our common stock.”

Current global financial conditions could adversely affect the availability of new financing, our operations and the trading price of our common stock.

Current global financial conditions have been characterized by increased market volatility. Several financial institutions have either gone into bankruptcy or have had to be capitalized by governmental authorities. Access to public financing has been negatively impacted by both the rapid decline in value of sub-prime mortgages and the liquidity crisis affecting the asset-backed commercial paper market. These factors may adversely affect our ability to obtain equity or debt financing in the future on terms favorable to us.

Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue, our operations could be adversely impacted and the trading price of our common stock may be adversely affected.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $1,072 million (or $1,233 million if the underwriters’ over-allotment option is exercised in full), after deducting the underwriting discount and estimated expenses of this offering payable by us.

Subject to the consummation of the Acquisition we expect to use the net proceeds from this offering, together with net proceeds from the Convertible Notes Offering, to finance the Acquisition and additional capital expenditures that result from our increased ownership in the Boddington project. To the extent that the proceeds of this offering and the Convertible Notes Offering are not sufficient to finance the Acquisition and such capital expenditures, we expect to use borrowings under our corporate revolving facility and, if necessary, the Bridge Facility.

Any proceeds from this offering and the Convertible Notes Offering (including as a result of the exercise by the underwriters of the respective over-allotment options) in excess of amounts necessary to finance the Acquisition and the additional capital expenditures will be used for general corporate purposes. See “Summary — Recent Developments — Pending Acquisition of Remaining Interest in Boddington.”

If the Acquisition is not consummated, we expect to use the net proceeds from this offering and the Convertible Notes Offering for general corporate purposes.

COMMON STOCK PRICE RANGE

Our common stock is listed on the NYSE and is traded under the symbol “NEM.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported in composite NYSE trading, and the dividends declared per share of our common stock.

	Price Range of
	Common Stock
	High	Low

2007
First Quarter	$47.71	$41.42
Second Quarter	$45.00	$38.53
Third Quarter	$48.26	$39.44
Fourth Quarter	$54.50	$44.75
2008
First Quarter	$57.55	$44.74
Second Quarter	$53.24	$42.36
Third Quarter	$53.77	$35.79
Fourth Quarter	$41.79	$21.17
2009
First Quarter (through January 28, 2009)	$45.45	$34.40

The reported last sale price of our common stock on the NYSE on January 28, 2009 was $38.61 per share. On December 31, 2008, there were 443,062,428 shares of our common stock outstanding held by approximately 14,897 record holders, not including beneficial owners of shares registered in nominee or street name.

DIVIDEND POLICY

We declared a dividend of $0.10 per share of common stock outstanding in each quarter of 2007 and 2006, for a total of $0.40 during each year. The exchangeable shares issued by Newmont Mining Corporation of Canada Limited are exchangeable at the option of the holders into Newmont common stock on a one-for-one basis. Holders of exchangeable shares are therefore entitled to receive dividends equivalent to those that we declare on our common stock. For more information on the exchangeable shares, see “Description of Capital Stock — Special Voting Stock” in the accompanying prospectus.

We declared:

•	a regular quarterly dividend of $0.10 per share through March 31, 2008, paid on March 28, 2008;

•	a regular quarterly dividend of $0.10 per share through June 30, 2008, paid on June 27, 2008;

•	a regular quarterly dividend of $0.10 per share through September 30, 2008, paid on September 26, 2008; and

•	a regular quarterly dividend of $0.10 per share through December 31, 2008, paid on December 29, 2008.

Additionally, Newmont Mining Corporation of Canada Limited declared regular quarterly dividends on the exchangeable shares totaling CDN$0.1019 per share payable on March 28, 2008 to holders of record at the close of business on March 7, 2008, CDN$0.1003 per share payable on June 27, 2008 to holders of record at the close of business on June 6, 2008, CDN$0.1009 per share payable on September 26, 2008 to holders of record at the close of business on September 5, 2008 and CDN$0.1250 per share payable on December 29, 2008 to holders of record at the close of business on December 5, 2008.

The determination of the amount of future dividends will be made by our Board of Directors from time to time and will depend on our future earnings, capital requirements, financial condition and other relevant factors. See “Risk Factors — Risks Related to This Offering and Our Common Stock — You may not receive dividends on the common stock.”

CAPITALIZATION

The following table summarizes our cash, cash equivalents, marketable securities and other short-term investments and our capitalization as of September 30, 2008 on:

•	an actual basis;

•	as adjusted to give effect to the sale of the shares of common stock offered hereby (assuming no exercise of the underwriters’ over-allotment option) and the application of the net proceeds thereof as described under “Use of Proceeds”; and

•	as adjusted to give effect to the concurrent sale of the 2012 Notes (assuming no exercise of the underwriters’ over-allotment option) and the application of the net proceeds thereof.

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included in our most recent Quarterly Report on Form 10-Q and incorporated by reference in this document and with the section entitled “Description of Common Stock” in this prospectus supplement and “Description of Capital Stock” in the accompanying prospectus.

	As of September 30, 2008
			As Further
			Adjusted for
			Concurrent
			Convertible
		As Adjusted for	Notes
	Actual	This Offering(1)	Offering(1)
	(unaudited, $ in millions)

Cash, cash equivalents, marketable securities and other short-term investments	$880	$1,952	$2,390

Long-term debt, including current portion:
Newmont Mining Corporation(2):
Senior revolving credit facility due 2012	755	755	755
3.00% Convertible Senior Notes due 2012 offered in the Convertible Notes Offering(3)	—	—	450
5 7/8% notes due 2035, net of discount	597	597	597
1.250% Convertible Senior Notes due 2014(4)	575	575	575
1.625% Convertible Senior Notes due 2017(4)	575	575	575

Total	2,502	2,502	2,952

Newmont USA Limited:
Sale-leaseback of refractory ore treatment plant	212	212	212
8 5/8 debentures, net of discount	214	214	214

Total	426	426	426

Non-recourse subsidiary company facilities(5):
PTNNT project financing facility	350	350	350
MYsrl syndicated bank facility	79	79	79
MYsrl bonds	100	100	100

Total	529	529	529

Capital leases and other	40	40	40

Total long-term debt	$3,497	$3,497	$3,947

	As of September 30, 2008
			As Further
			Adjusted for
			Concurrent
			Convertible
		As Adjusted for	Notes
	Actual	This Offering(1)	Offering(1)
	(unaudited, $ in millions)

Stockholders’ equity:
Common stock, $1.60 par value; 750,000,000 shares authorized, 440,404,224 shares issued (less 322,858 treasury shares), historical; 750,000,000 shares authorized and 470,404,224 issued and outstanding (less 322,858 treasury shares), as adjusted and as further adjusted	704	752	752
Exchangeable: 55,873,669 shares issued (less 41,747,008 redeemed shares)	—	—	—
Additional paid-in capital(3)(4)	6,624	7,648	7,648
Accumulated other comprehensive income	704	704	704
Retained earnings	43	43	43

Total stockholders’ equity	8,075	9,147	9,147

Total capitalization	$11,572	$12,664	$13,094

(1)	The net proceeds of this offering and our concurrent Convertible Notes Offering are included in “Cash, cash equivalents, marketable securities and other short-term investments” in the table above. If the Convertible Notes Offering is not consummated, the additional amount necessary to consummate the Acquisition will be borrowed under our senior revolving credit facility and, if necessary, under the Bridge Facility.

(2)	All outstanding indebtedness of Newmont Mining Corporation, including indebtedness under the senior revolving credit facility, is unsecured and guaranteed by Newmont USA Limited. If the proceeds of this offering and the Convertible Notes Offering are not sufficient to consummate the Acquisition, the additional amount will be borrowed under our senior revolving credit facility and, if necessary, under the Bridge Facility.

(3)	We adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), on January 1, 2009. Had we been able to adopt FSP APB 14-1 on September 30, 2008, a debt discount of $64 million would have been recorded for the 3.00% Convertible Senior Notes due 2012 offered in the Convertible Notes Offering, reducing the outstanding debt amount to $386 million and increasing “Additional paid-in capital” by $42 million, net of tax.

(4)	We adopted FSP APB 14-1 on January 1, 2009. Had we been able to adopt FSP APB 14-1 on September 30, 2008, a debt discount of $132 million would have been recorded for the 1.250% Convertible Senior Notes due 2014, reducing the outstanding debt amount to $443 million for the 2014 Notes and a debt discount of $178 million would have been recorded for the 1.625% Convertible Senior Notes due 2017 notes, reducing the outstanding debt amount to $397 million for the 2017 Notes. The combined debt discount of $310 million would have increased additional paid-in capital by $201 million, net of tax at September 30, 2008.

(5)	Since September 30, 2008, Newmont Ghana Gold Ltd. has entered into an $85 million project financing facility. As of December 31, 2008, $75 million was drawn under that facility.

PENDING ACQUISITION OF REMAINING INTEREST IN BODDINGTON

The Acquisition

On January 27, 2009, we announced the signing of a definitive purchase agreement to acquire from AngloGold, a wholly owned subsidiary of AngloGold Ashanti Ltd., its 33.33% interest in the Boddington project in Western Australia (the “Acquisition”). Upon completion of the Acquisition, Newmont will own 100% of the Boddington project. We expect to close the Acquisition in March 2009, subject to satisfaction or waiver of certain conditions, including the receipt of approvals from the Australian Foreign Investment Review Board, Western Australia Ministry of Mines and South African Reserve Bank and the receipt of consents and agreements from third parties. The valuation date for the transaction is January 1, 2009, and closing adjustments will be made to reflect Newmont’s economic ownership position from that date, which will require Newmont to reimburse AngloGold for all contributions made to the Boddington joint venture after that date. As a result of the increased ownership interest in Boddington, Newmont expects to incur an additional $200 million to $240 million of capital expenditures in 2009.

The total consideration for the Acquisition will consist of (i) $750 million payable in cash at closing, (ii) $240 million (the “Deferred Payment”) payable in cash, in shares of our common stock, or in a combination of cash and shares of our common stock, at our option, and (iii) a royalty, payable quarterly in arrears, equal to 50% of the average realized operating margin (if any) exceeding US$600 per ounce, payable on one-third of the gold sales from the Boddington project, subject to a maximum aggregate royalty of $100 million. If we elect to pay any part of the Deferred Payment using our common stock, the shares must be delivered to AngloGold on or before December 10, 2009 and the number of shares to be issued will be determined by dividing the dollar amount of that part of the Deferred Payment by the volume weighted average price that the shares of our common stock trade on the NYSE over the five-trading day period immediately prior to such date. We have granted registration rights to AngloGold with respect to such shares, if issued. If any part of the Deferred Payment is to be made in cash, such cash must be paid on or before December 31, 2009. See “Risk Factors — Risks Related to the Pending Acquisition of Remaining Interest in Boddington.”

We expect to finance the Acquisition and additional capital expenditures that result from our increased ownership in the Boddington project using the net proceeds of this offering and the net proceeds of the Convertible Notes Offering. To the extent that the proceeds of this offering and the Convertible Notes Offering are not sufficient to finance the Acquisition and such capital expenditures, we expect to use borrowings under our corporate revolving credit facility and, if necessary, our Bridge Facility (as described in “— The Bridge Facility”). See “Use of Proceeds.”

Boddington is a large, open pit mine in Western Australia, located 130 kilometers southeast of Perth. At the end of 2008, the development of the Boddington project was 89% complete, with start-up expected by mid-2009 and an anticipated 12-month ramp-up schedule. We continue to expect total capital costs to be between $2.6 billion and $2.9 billion on a 100% basis. Boddington is expected to be Australia’s largest gold producer upon its completion, with expected average annual gold production of approximately one million ounces at costs applicable to sales of approximately $300 per ounce (on a by-product basis) for the first five years of operation, and an expected mine life in excess of 20 years. We believe Boddington has significant exploration potential, as demonstrated in 2008, with the reserves on a 100% basis increasing from 16.6 million ounces in 2007 to 20.1 million ounces in 2008.

The Bridge Facility

We have entered into a commitment letter with a syndicate of commercial banks for an unsecured $1.0 billion bridge term loan facility (the “Bridge Facility”). The commitments of the lenders under the Bridge Facility will automatically be reduced on a dollar for dollar basis by the amount of net cash proceeds received by us in this offering and the concurrent Convertible Notes Offering, and we will only be able to borrow the amount of the commitments remaining under the Bridge Facility, if any, after giving effect to such reduction.

The closing of the Bridge Facility will occur, if at all, concurrently with the closing of the Acquisition, and is subject to the negotiation of definitive loan documentation, the closing of the Acquisition, our senior, unsecured long-term debt having a minimum rating of BBB- from Standard & Poor’s Ratings Group (“S&P”) and Baa3 from Moody’s Investors Service, Inc. (“Moody’s”) and other customary closing conditions. The commitments of the lenders under the Bridge Facility automatically expire if the closing of the Acquisition does not occur on or prior to July 31, 2009.

We are permitted to use the proceeds of the loans made under the Bridge Facility for purposes of financing the Acquisition, including the Deferred Payment, and paying fees, expenses and other costs in connection with the Acquisition and the Bridge Facility. In addition, we are permitted to use up to $250 million of the loans under the Bridge Facility to finance the costs of build out and construction of the Boddington project and for other general corporate purposes.

If we close and borrow under the Bridge Facility, borrowings will bear interest at an annual interest rate of, at our election, (i) LIBOR or (ii) the highest of the lead bank’s prime rate, federal funds rate plus 0.5%, and one-month LIBOR plus 1.0%, in each case plus a margin of 3.75%. The 3.75% margin increases by 0.5% on each of the 90th, 180th and 270th day following the closing date of the Bridge Facility. We are required to pay a duration fee to the lenders of 1.0% of the principal amount of outstanding loans on the 90th day after the closing date of the Bridge Facility, 2.0% of the principal amount of the outstanding loans on the 180th day after the closing date and 2.5% of the principal amount of the outstanding loans (including any borrowings made on December 31, 2009) on each of December 31, 2009 and the 270th day after the closing date. In addition, we are required to pay a ticking fee of 0.5% per annum on the unused commitments of each lender under the Bridge Facility from the date the definitive loan documents are signed until the earliest of the termination of the credit agreement and the reduction of the commitments of the lenders to zero.

Except as described in the next paragraph, we are permitted to make a single draw under the Bridge Facility on the closing date of the Bridge Facility. As a result, if we desire to borrow under the Bridge Facility for purposes of financing the Deferred Payment, the costs of build out and construction at the Boddington project, or for other general corporate purposes, we are required to borrow the funds needed for such purposes on the closing date of the Bridge Facility. The maturity date of the Bridge Facility will be 364 days after the closing date.

If, on the closing date of the Bridge Facility, our senior, unsecured long-term debt rating by S&P is BBB- and does not have a stable or better outlook from S&P, or such rating by Moody’s is Baa3 and does not have a stable or better outlook from Moody’s, we will only be able to borrow up to $750,000,000 in a single draw under the Bridge Facility in connection with the closing of the Acquisition, and we will be able to borrow the remaining $250,000,000 in a single draw under the Bridge Facility on December 31, 2009 if we satisfy the minimum credit rating requirements described above (irrespective of whether the rating has a stable or better outlook) on such date and we satisfy the other customary borrowing conditions under the Bridge Facility.

The Bridge Facility will contain covenants similar to those in our corporate revolving credit facility, including a financial ratio covenant requiring us to maintain a net debt (total debt net of cash and cash equivalents) to total capitalization ratio of less than or equal to 62.5%, as well as covenants limiting the sale of all or substantially all of our assets, certain change of control provisions, a negative pledge on certain assets and limitations on investments in subsidiaries, if any, that obtain certain non-recourse acquisition financing.

In addition, the Bridge Facility will contain mandatory commitment reduction and mandatory prepayment provisions that automatically reduce the commitments of the lenders under the Bridge Facility, until they are reduced to zero by, and thereafter require us to make mandatory prepayments of the loans under the Bridge Facility in, an amount equal to 100% of the net cash proceeds from (i) the issuance by Newmont or its wholly owned subsidiaries of common stock, preferred stock, equity securities, convertible debt or other capital market debt securities (including, without limitation, pursuant to this offering and the concurrent Convertible Notes Offering), or other incurrences of indebtedness for borrowed money in the commercial bank, securitization, private placement or other capital markets, by Newmont or any wholly owned subsidiaries, subject to certain exceptions (including, among others, project and joint venture financings, borrowings under our corporate revolving credit facility, certain non-recourse acquisition financings, certain refinancing indebtedness and intercompany indebtedness), and (ii) any sale, transfer or other disposition of any assets of Newmont or its wholly owned subsidiaries, subject to certain thresholds and exceptions.

DESCRIPTION OF COMMON STOCK

Please read the information discussed under the heading “Description of Capital Stock” beginning on page 5 of the accompanying prospectus. As of December 31, 2008, we had 750,000,000 shares of authorized common stock, par value $1.60 per share, of which (1) 443,062,428 shares were outstanding, including shares evidenced by Australian CHESS depositary interests which represent beneficial ownership of shares of our common stock on a ten-for-one basis, and (2) 11,522,061 shares were issuable upon conversion of the exchangeable shares of Newmont Mining Corporation of Canada Limited (“Newmont Canada”), have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock.

Upon completion of this offering, 473,062,428 shares of our common stock will be outstanding, based on the approximate number of shares of common stock issued and outstanding as of December 31, 2008 (assuming no exercise of the underwriters’ option to purchase additional shares of common stock). See “Risk Factors — Risks Related to This Offering and Our Common Stock — There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.”

UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following description sets forth the material United States federal income and estate tax consequences that may be relevant to Non-U.S. Holders, as defined below, with respect to the acquisition, ownership and disposition of our common stock. This description addresses only the United States federal income and estate tax considerations of holders that are initial purchasers of our common stock pursuant to this offering and that will hold our common stock as capital assets. This description does not address tax considerations applicable to holders that are U.S. persons or to Non-U.S. Holders, as defined below, that may be subject to special U.S. tax rules.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

For purposes of this description, a “Non-U.S. Holder” is a beneficial owner of our common stock that, for United States federal income tax purposes, is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income taxation on a net income basis on income or gain from common stock.

If a partnership (or any other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to its tax consequences.

You should consult your own tax advisor with respect to the United States federal, state, local and foreign tax consequences of acquiring, owning and disposing of our common stock.

Distributions

Generally, but subject to the discussions below under “— Status as United States Real Property Holding Corporation” and “— Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, distributions of cash or property (other than certain pro rata distributions of our common stock) paid to you will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable United States income tax treaty. In order to obtain the benefit of any applicable United States income tax treaty, you will have to file certain forms (e.g., Form W-8BEN or an acceptable substitute form). Such forms generally would contain your name and address and a certification that you are eligible for the benefits of such treaty.

Except as may be otherwise provided in an applicable United States income tax treaty, if you are a Non-U.S. Holder and conduct a trade or business within the United States, you generally will be taxed at ordinary United States federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of such trade or business and such dividends will not be subject to the withholding described above. If you are a foreign corporation, you may also be subject to a 30% “branch profits tax” unless you qualify for a lower rate under an applicable United States income tax treaty. To claim an exemption from withholding because the income is effectively connected with a United States trade or business, you must provide a properly executed Form W-8ECI (or such successor form as the Internal Revenue Service designates) prior to the payment of dividends.

Sale or Exchange of Our Common Stock

Generally, but subject to the discussions below under “— Status as United States Real Property Holding Corporation” and “— Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you will not be subject to United States federal income or withholding tax on any gain realized on the sale or exchange of our common stock unless (1) such gain is effectively connected with your conduct of a trade or business in the United States and, where an income tax treaty applies, is attributable to a permanent establishment or (2) if you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Status as United States Real Property Holding Corporation

Based on the current and potential future composition of our worldwide assets, we believe that we may currently be a “United States real property holding corporation” within the meaning of the Code (“USRPHC”) and, even if we are not currently a USRPHC, we can give no assurance that we may not become a USRPHC in the future or that we may not have been a USRPHC in the past. If we are considered a USRPHC at any time during the shorter of the period that you owned our common stock or the five-year period immediately preceding the disposition of or certain distributions on our common stock, even if you are not a United States person as defined in the Code and lack other connections with the United States, you may be subject to a tax on any gain realized on the disposition of or the amount of certain distributions on shares of our common stock if at the time of the disposition or distribution our common stock is not regularly traded on an established securities market. You also may be subject to a withholding tax on the proceeds from the disposition of or the amount of certain distributions on the shares of our common stock. Currently, our common stock is regularly traded on an established securities market and, therefore, the tax and the withholding tax described above would not apply to a disposition of or a distribution on shares, except as provided below. The tax described above would apply to the disposition by you of shares of or certain distributions by us on our common stock even though our common stock is regularly traded on an established securities market if you are a non-U.S. person who actually or constructively beneficially owns more than 5% of the total fair market value of all outstanding shares of our common stock at any time during the shorter of the period that you owned our common stock or the five-year period immediately preceding the disposition or distribution. The withholding tax described above, however, would not apply to the disposition or distribution, except in certain circumstances.

Federal Estate Tax

Our common stock held by an individual at death, regardless of whether such individual is a citizen, resident or domiciliary of the United States, will be included in the individual’s gross estate for United States federal estate tax purposes, subject to an applicable estate tax or other treaty, and therefore may be subject to United States federal estate tax.

Backup Withholding Tax and Information Reporting Requirements

United States backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate holders of stock. The backup withholding tax rate currently is 28%.

If you are not a United States person, under current United States Treasury regulations, backup withholding and information reporting will not apply to distributions on our common stock to you, provided that we have received valid certifications meeting the requirements of the Code and neither we nor the payor has actual knowledge or reason to know that you are a United States person for purposes of such backup withholding tax requirements.

If provided by a beneficial owner, the certification must give the name and address of such owner, state that such owner is not a United States person, or, in the case of an individual, that such person is neither a citizen or resident of the United States, and must be signed by the owner under penalties of perjury. If provided by a financial institution, other than a financial institution that is a qualified intermediary, the certification must state that the financial institution has received from the beneficial owner the certificate set forth in the preceding sentence, set forth the information contained in such certificate (and include a copy of such certificate), and be signed by an authorized representative of the financial institution under penalties of perjury. Generally, the furnishing of the names of the beneficial owners of our common stock that are not United States persons and a copy of such beneficial owner’s certificate by a financial institution will not be required where the financial institution is a qualified intermediary.

In the case of such payments made to a foreign simple trust, a foreign grantor trust or a foreign partnership, other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a “withholding foreign trust” or a “withholding foreign partnership” within the meaning of such United States Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above, and the trust or partnership, as the case may be, will need to provide an appropriate intermediary certification form, in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a payee that is not a United States person only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our common stock. You should consult your own tax advisor concerning the tax consequences of your particular situation.

UNDERWRITING

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name:

Number of
Underwriter	Shares

Citigroup Global Markets Inc.	12,000,000
J.P. Morgan Securities Inc.	12,000,000
BMO Capital Markets Corp.	6,000,000

Total	30,000,000

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.70 per share. After the initial offering of the shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 4,500,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares at the offering price set forth on the cover page of this prospectus supplement.

We and our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of each of the representatives, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such officers and directors in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

Notwithstanding the above, the underwriters have agreed in the underwriting agreement that the lock-up agreement will not apply to us with respect to (1) our sale of common stock in this offering, (2) the issuance of shares under the terms of our existing convertible notes and the notes sold in the Convertible Notes Offering, (3) the grant of options or issuance of shares of our common stock to employees or directors by us in the ordinary course of business and (4) the issuance by us of shares of our common stock upon the exercise of options granted under company stock plans. In addition, notwithstanding the lock-up agreements applicable to our directors and executive officers, the underwriters have agreed that such directors and executive officers may transfer (a) shares of common stock (or stock options exercisable for common stock) by gift (including charitable donations or gifts) or for estate planning purposes (provided that each donee or distributee agrees to be bound by the lock-up agreement), (b) shares (or stock options exercisable for common stock) to partners of such persons, (c) shares acquired in the open market after the closing of this offering and the Convertible Notes Offering, and (d) pursuant to a trading plan that complies with the requirements of Rule 10b5-1 under the Exchange Act, provided that in the case of clause (a), (b) or (c) above no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the 90-day period referred to above).

The common stock is listed on the New York Stock Exchange under the symbol “NEM.”

The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discounts to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With full
	over-allotment	over-allotment
	exercise	exercise

Per Share	$1.17	$1.17
Total	$35,100,000	$40,365,000

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $3.0 million.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M promulgated under the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, each of Citicorp USA, Inc., an affiliate of Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., and Bank of Montreal, Chicago Branch, an affiliate of BMO Capital Markets Corp, is a lender under our revolving credit facility. We have also entered into a commitment letter for the $1.0 billion Bridge Facility under which JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. (and certain of its affiliates) and Bank of Montreal are lenders. The commitments of the lenders under the Bridge Facility will automatically be reduced on a dollar for dollar basis by the amount of net cash proceeds received by us in this offering and the concurrent Convertible Notes Offering. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Other than in the United States and Canada, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Citigroup Global Markets Canada Inc., the Canadian broker-dealer affiliate of Citigroup Global Markets Inc., J.P. Morgan Securities Canada Inc., the Canadian broker-dealer affiliate of J.P. Morgan Securities Inc., and BMO Nesbitt Burns Inc., the Canadian broker-dealer affiliate of BMO Capital Markets Corp. have agreed in the underwriting agreement to use reasonable efforts to effect sales in Canada pursuant to this prospectus supplement. In the event that any such sales are effected, each of Citigroup Global Markets Canada Inc., J.P. Morgan Securities Canada Inc. and BMO Nesbitt Burns Inc. will purchase such shares of common stock from Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and BMO Nesbitt Burns Inc., respectively, concurrently with, and conditional upon, the closing of the purchase of the common stock by the underwriters at the offering price for the shares of common stock in Canada, less an amount to be mutually agreed upon by Citigroup Global Markets Canada Inc. and Citigroup Global Markets Inc., by J.P. Morgan Securities Canada Inc. and J.P. Morgan Securities Inc. and by BMO Nesbitt Burns Inc. and BMO Capital Markets Corp., as applicable, which amount in each case shall not be greater than the underwriting discount.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running mangers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

EXPERTS

Our financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this document by reference to our Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ian Douglas, Newmont’s Group Executive of Reserves and Geostatistics, is the qualified person responsible for the preparation of the scientific and technical information concerning our mineral properties in this prospectus supplement. The reserves disclosed in this prospectus supplement have been prepared in compliance with Industry Guide 7 published by the SEC. We have determined that such reserves would be substantively the same as those prepared using the Guidelines established by the Canadian Institute of Mining, Metallurgy and Petroleum. For a description of the key assumptions, parameters and methods used to estimate mineral reserves on our material properties, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, each of which is incorporated by reference in this prospectus supplement.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for us by White & Case LLP, New York, New York, and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC’s web site at http://www.sec.gov. The information on our website is not incorporated by reference into and is not made a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

As required by the Securities Act, we have filed a registration statement on Form S-3 relating to the shares of common stock offered by this prospectus supplement and the accompanying prospectus with the SEC. This prospectus supplement and the accompanying prospectus are parts of that registration statement, which includes additional information. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of or incorporated by reference into the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

We “incorporate by reference” in this prospectus supplement certain information that we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and, where applicable, supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

Newmont SEC Filings (File No. 001-31240)	Period

Annual Report on Form 10-K (including the portions of our proxy statement for our 2008 annual meeting of stockholders incorporated by reference therein)	Year ended December 31, 2007
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2008, June 30, 2008 and September 30, 2008
Current Reports on Form 8-K	Filed January 7, 2008, February 13, 2008, March 4, 2008, April 4, 2008, July 14, 2008, September 23, 2008, October 22, 2008, November 5, 2008, January 27, 2009 and January 28, 2009 (except with respect to matters furnished under Items 2.02 and 7.01 thereof)

The description of our common stock contained in our registration statement on Form 8-A for our common stock filed under the Exchange Act on February 15, 2002, including any amendment or report filed for the purpose of updating that description.

We also incorporate by reference in this prospectus supplement any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the securities that are offered by this prospectus supplement. However, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K.

You may request a copy of these filings at no cost to you, by writing or telephoning us as follows:

Newmont Mining Corporation
6363 South Fiddler’s Green Circle
Greenwood Village, Colorado 80111
Attn: Office of the Secretary
(303) 863-7414

This prospectus supplement incorporates documents by reference which are not presented in or delivered with this prospectus supplement. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of those documents. You should rely only on the information contained in this prospectus supplement and in the documents that we have incorporated by reference into this prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus supplement in any state or jurisdiction where the offer is not permitted.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
GUARANTEES OF DEBT SECURITIES
WARRANTS

We or selling securityholders may from time to time offer to sell common stock, preferred stock, debt securities, guarantees or warrants. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “NEM.”

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

The date of this prospectus is October 15, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.

The types of securities that we may offer and sell from time to time pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	guarantees; and

•	warrants.

Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus (including information incorporated by reference in this prospectus) are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Our forward-looking statements include, without limitation:

•	statements regarding future earnings;

•	estimates of future mineral production and sales, for specific operations and on a consolidated or equity basis;

•	estimates of future costs applicable to sales, other expenses and taxes for specific operations and on a consolidated basis;

•	estimates of future cash flows;

•	estimates of future capital expenditures and other cash needs, for specific operations and on a consolidated basis, and expectations as to the funding thereof;

•	estimates regarding timing of future capital expenditures, construction, production or closure activities;

•	statements as to the projected development of certain ore deposits, including estimates of development and other capital costs and financing plans for these deposits;

•	estimates of reserves and statements regarding future exploration results and reserve replacement and the sensitivity of reserves to metal price changes;

•	statements regarding the availability and costs related to future borrowing, debt repayment and financing;

•	statements regarding modifications to hedge and derivative positions;

•	statements regarding future transactions relating to portfolio management or rationalization efforts;

•	statements regarding the cost impacts of future changes in the legal and regulatory environment in which we operate; and

•	estimates of future costs and other liabilities for certain environmental matters.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Such risks include, but are not limited to:

•	the price of gold, copper and other commodities;

•	currency fluctuations;

•	geological and metallurgical assumptions;

•	operating performance of equipment, processes and facilities;

•	labor relations;

•	timing of receipt of necessary governmental permits or approvals;

•	domestic and foreign laws or regulations, particularly relating to the environment and mining;

•	domestic and international economic and political conditions;

•	our ability to obtain or maintain necessary financing; and

•	other risks and hazards associated with mining operations.

More detailed information regarding these factors is included in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements.

All subsequent written and oral forward-looking statements attributable to Newmont or to persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. We disclaim any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

THE COMPANY

Newmont Mining Corporation is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, Bolivia, New Zealand and Mexico. As of December 31, 2006, we had proven and probable gold reserves of 93.9 million equity ounces and an aggregate land position of approximately 44,470 square miles (115,200 square kilometers). We are also engaged in the production of copper, principally through our Batu Hijau operation in Indonesia.

Newmont Mining Corporation’s original predecessor corporation was incorporated in 1921 under the laws of Delaware. Our principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203, and our telephone number is (303) 863-7414. Our website is located at www.newmont.com. Information contained on our website is not a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” (in our current report on Form 8-K filed with the SEC on July 11, 2007, which is incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six months ended	Year ended December 31,
	June 30, 2007	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges	(1.7)	8.4	7.4	10.4	7.0	1.9

For these ratios, “earnings” is computed by adding income (loss) from continuing operations before income taxes and fixed charges (excluding capitalized interest) and excluding our share of income/losses in its equity method affiliates. Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

In July 2007, we raised $1.15 billion of cash proceeds by issuing convertible notes at par in a private placement. Of the $1.15 billion convertible notes, $575 million pay interest at 1.250 percent and are due in 2014 and $575 million pay interest at 1.625 percent and are due in 2017. The notes are convertible into cash and shares of our common stock (or, at our election, in lieu of such shares of common stock, cash or any combination of cash and shares of our common stock), under certain circumstances.

DIVIDEND POLICY

We declared a dividend of $0.10 per share of common stock outstanding in each quarter of 2006 and 2005, for a total of $0.40 during each year. The exchangeable shares issued by Newmont Mining Corporation of Canada Limited are exchangeable at the option of the holders into Newmont common stock. Holders of exchangeable shares are therefore entitled to receive dividends equivalent to those that we declare on our common stock. For more information on the exchangeable shares, see “Description of Capital Stock—Special Voting Stock.”

We declared:

•	a regular quarterly dividend totaling $0.10 per common share through March 31, 2007 paid on March 29, 2007;

•	a regular quarterly dividend of $0.10 per share through June 30, 2007 paid on June 29, 2007; and

•	a regular quarterly dividend of $0.10 per share through September 30, 2007, payable on September 28, 2007.

Additionally, Newmont Mining Corporation of Canada Limited declared regular quarterly dividends on the exchangeable shares totaling CDN$0.1185 per share payable on March 29, 2007 to holders of record at the close of business on March 7, 2007, CDN$0.1123 per share payable on June 29, 2007 to holders of record at the close of business on June 8, 2007 and CDN$0.1044 per share payable on September 28, 2007 to holders of record at the close of business on September 6, 2007.

The determination of the amount of future dividends will be made by our board of directors from time to time and will depend on our future earnings, capital requirements, financial condition and other relevant factors.

DESCRIPTION OF CAPITAL STOCK

The rights of our stockholders will be governed by Delaware law, our certificate of incorporation and our by-laws. The following is a summary of the material terms of our capital stock. For additional information regarding our capital stock, please refer to the applicable provisions of Delaware law, our certificate of incorporation and by-laws.

As of October 10, 2007, we had 755,000,000 shares of authorized capital stock. Those shares consisted of:

•	5,000,000 shares of preferred stock, par value $5.00 per share, of which one share of special voting stock was outstanding; and

•	750,000,000 shares of common stock, par value $1.60 per share, of which (1) 431,706,202 shares were outstanding, including shares evidenced by Australian CHESS depositary interests which represent beneficial ownership of shares of our common stock on a ten-for-one basis and (2) 20,125,306 shares were issuable upon conversion of the exchangeable shares of Newmont Mining Corporation of Canada Limited (“Newmont Canada”), have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock.

The holder of the outstanding share of special voting stock exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of outstanding shares of the exchangeable shares.

Common Stock

The following is a summary of the terms of our common stock. For additional information regarding our common stock, please refer to our certificate of incorporation, our by-laws and the applicable provisions of Delaware law.

Dividend Rights

Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds of Newmont legally available for the payment of dividends. Subject to the terms of any outstanding preferred stock, holders of our common stock may not receive dividends until we have satisfied our obligations to any holders of our preferred stock.

As a Delaware corporation, we may pay dividends out of surplus capital or, if there is no surplus capital, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the General Corporation Law of the State of Delaware also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Currently, we pay dividends on our common stock each quarter. The determination of the amount and timing of future dividends will be made by our board of directors from time to time and will depend on our future earnings, capital requirements, financial conditions and other relevant factors.

Voting and Other Rights

Holders of our common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.

The holder of our special voting share, on behalf of the holders of the exchangeable shares of Newmont Canada, is entitled to vote, as a single class, together with the holders of shares of our common stock on all matters on which our stockholders are entitled to vote. The holders of record of a majority of the outstanding shares of our capital stock entitled to vote at the meeting of our stockholders must be present in person or represented by proxy at the meeting in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, “shares of our capital stock” includes shares of our common stock (including shares represented by Australian CHESS depositary interests), as well as the maximum number of shares of our common stock that the holder of the special voting share is entitled to vote at the meeting on behalf of the holders of the outstanding exchangeable shares. For additional information regarding our special voting share, please see the discussion in “—Special voting stock” below.

Special meetings of our stockholders may be called by our board of directors or by the chairman of the board or by our president, and will be called by the chairman of the board or by our president or secretary upon a written request stating the purposes of the proposed meeting and signed by a majority of our board of directors or stockholders owning at least 25% of our outstanding capital stock entitled to vote at the meeting.

Written notice of a meeting of our stockholders is given personally or by mail, not less than 10 days nor more than 60 days before the date on which the meeting is held, to each stockholder of record entitled to vote at the meeting. The notice must state the time, place and purposes of the meeting. In the event of a special meeting called upon the written request of our stockholders, the notice will describe any business set forth in the statement of purpose in the written stockholder request, as well as any additional business that our board of directors proposes to be conducted at the meeting. If mailed, the notice will be sent to our stockholders at their respective addresses appearing on our stock records or to such other addresses as they may designate in writing, and will be deemed given when mailed. A waiver of any notice, signed by a stockholder before or after the time for the meeting, will be deemed equivalent to that stockholder having received the notice.

Our board of directors is not classified. Directors are to be elected by a plurality of those shares of our capital stock present and entitled to vote at a meeting of stockholders, and our stockholders do not have the right to cumulate their votes in the election of directors.

Liquidation

In the event of any liquidation, dissolution or winding up of Newmont, holders of our common stock would be entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of the holders of any of our preferred stock then outstanding. Immediately prior to any liquidation, dissolution or winding up of Newmont, all holders of exchangeable shares would become holders of our common stock pursuant to the terms of the exchangeable shares and would therefore be entitled to share ratably in any distribution to other holders of common stock.

Redemption

Our common stock is not redeemable or convertible.

Other Provisions

All of the issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive rights with respect to any of our securities.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “NEM.” ChaseMellon Stockholder Services, L.L.C. is the registrar, transfer agent, conversion agent and dividend disbursing agent for our common stock.

Our common stock also trades in the form of Australian CHESS depositary interests on the Australian Stock Exchange under the symbol “NEM.”

Australian CHESS Depositary Interests (CDIs)

The CDIs are units of beneficial ownership in shares of our common stock that are held by CHESS Depositary Nominees Pty Ltd. (ACN 071346506) (“CDN”), a wholly owned subsidiary of the Australian Stock Exchange Limited (ACN 008624691). The CDIs entitle holders to dividends and other rights economically equivalent to our common stock on a ten-for-one basis, including the right to attend meetings of our stockholders. The CDIs are convertible at the option of the holders into shares of our common stock held by CDN on a ten-for-one basis. CDN, as the stockholder of record, will vote the underlying shares of our common stock in accordance with the directions of the CDI holders.

Preferred Stock—General

Our preferred stock is issuable in series. Our board of directors has the power to fix various terms for each series of preferred stock, including the following:

•	voting powers,

•	designations,

•	preferences,

•	the relative participating and option or other rights,

•	qualifications, and

•	limitations and restrictions.

Special Voting Stock

The following is a summary of our special voting stock, which consists of a share of preferred stock with special voting rights. For additional information regarding our special voting stock, please refer to the certificate of designations setting forth the terms of the special voting stock.

Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement, holds the outstanding share of special voting stock. The holder of the special voting share exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of the exchangeable shares of our wholly-owned subsidiary, Newmont Canada. The exchangeable shares have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock. Upon the unanimous approval of our board of directors, Newmont Canada may from time to time issue additional exchangeable shares. The following is a summary description of the material provisions of the rights, privileges, restrictions and conditions attaching to the special voting share and the related exchangeable shares as they affect us.

Ranking

With respect to distributions of assets upon liquidation, dissolution or winding up of Newmont, the special voting share ranks (1) senior to our common stock, (2) on parity with our other preferred stock and (3) junior to any other class or series of our capital stock.

Dividend Rights

The special voting share is not entitled to receive dividends.

Holders of exchangeable shares are entitled to receive dividends from Newmont Canada which are equivalent to any declared by our board of directors on our common stock. These dividends will be paid out of money, assets or property of Newmont Canada properly applicable to the payment of dividends, or out of authorized but unissued shares of Newmont Canada, as applicable. Holders of exchangeable shares are not entitled to any dividends other than or in excess of the foregoing dividends. The record date for the determination of the holders of exchangeable shares entitled to receive payment of, and the payment date for, any dividend declared on the exchangeable shares will be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on shares of our common stock.

Voting Rights

Holders of exchangeable shares are not holders of our common stock and, therefore, do not have the direct right to vote on matters relating to us on which our stockholders are entitled to vote.

The holder of the special voting share has the right to vote together with the holders of our common stock on all matters on which holders of our common stock are entitled to vote. The holder of the special voting share is entitled to cast a number of votes equal to the lesser of (1) the number of exchangeable shares outstanding from time to time (except those exchangeable shares held by us or our affiliates) and (2) 10% of the total number of votes attached to the shares of our common stock then outstanding. The holder of the special voting share will exercise the voting and others rights attached to the share only on the basis of instructions received from holders of exchangeable shares, as trustee for and on behalf of the registered holders of the exchangeable shares.

Certain Restrictions

So long as any of the exchangeable shares not owned by us or our affiliates are outstanding:

(1)	without the approval of the holders of the exchangeable shares and Newmont Canada (unless in each case the economic equivalent is simultaneously issued, distributed or made, as the case may be, to the holders of exchangeable shares), we will not:

•	issue or distribute shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to the holders of all or substantially all of the then outstanding shares of our common stock by way of stock dividend or other distribution, other than an issue of shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to holders of shares of our common stock (a) who exercise an option to receive dividends in shares of our common stock or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, in lieu of receiving cash dividends, or (b) pursuant to any dividend reinvestment plan or similar arrangement;

•	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of our common stock entitling them to subscribe for or to purchase shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock;

•	issue or distribute to the holders of all or substantially all of our then outstanding shares of common stock (a) shares or securities (including evidences of indebtedness) of Newmont of any class (other than shares of our common stock or securities convertible into or exchangeable for or carrying rights to acquire shares of our common stock), or (b) rights, options, warrants or other assets other than those referred to above;

•	subdivide, redivide or change our then outstanding shares of common stock into a greater number of shares of our common stock;

•	reduce, combine, consolidate or change our then outstanding shares of common stock into a lesser number of shares of our common stock; or

•	reclassify or otherwise change shares of our common stock or effect an amalgamation, merger, reorganization or other transaction affecting shares of our common stock.

(2)	in the event that a tender offer, share exchange offer, issuer bid, takeover bid or similar transaction with respect to shares of our common stock is proposed by us or is proposed to us or our stockholders and is recommended by our board, or is otherwise effected or to be effected with the consent or approval of the our board, and the exchangeable shares are not redeemed by Newmont Canada or purchased by us (or our wholly-owned subsidiary, Newmont Holdings ULC), we will expeditiously and in good faith take all actions and do all things as are reasonably necessary or desirable to enable and permit holders of exchangeable shares (other than us and our affiliates) to participate in the transaction to the same extent and on an economically equivalent basis as the holders of shares of our common stock, without discrimination. Without limiting the generality of the foregoing, we will take all actions and do all things as are reasonably necessary or desirable to ensure that holders of exchangeable shares may participate in each similar transaction without being required to retract exchangeable shares as against Newmont Canada or, if so required, to ensure that any retraction, shall be effective only upon, and shall be conditional upon, the closing of that transaction and only to the extent necessary to participate in the transaction.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of Newmont, (1) the holder of the special voting share will be entitled to receive an amount equal to $0.001 and (2) all of the exchangeable shares will automatically be exchanged for shares of our common stock. We will purchase each exchangeable share on the fifth business date prior to the liquidation, dissolution or winding up for a purchase price per share to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

In the event of the liquidation, dissolution or winding-up of Newmont Canada, we (or Newmont Holdings ULC) have the right to purchase all, but not less than all, of the outstanding exchangeable shares from the holders thereof upon payment of a liquidation amount. The liquidation amount will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on the liquidation, dissolution or winding-up of Newmont Canada, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

Redemption and Retraction

The special voting share is not redeemable or convertible, except, if no exchangeable shares, other than exchangeable shares held by us or our affiliates, or securities which could give rise to the issuance of any exchangeable shares to any person, are outstanding, the special voting share will automatically be redeemed for $0.001.

Holders of exchangeable shares are entitled at any time, upon delivery of a certificate representing their exchangeable shares and a duly executed retraction request, to require Newmont Canada to redeem their exchangeable shares. The retraction price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on a retraction of an exchangeable share, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any. Newmont Canada must deliver all retraction requests to us (or Newmont Holdings ULC), whereupon we (or Newmont Holdings ULC), instead of Newmont Canada, will have the right to purchase for the retraction price the exchangeable shares that are the subject of the request. If we do not exercise this right, Newmont Canada is required to effect the redemption.

On or at any time after the twelfth anniversary of the date on which the exchangeable shares were first issued, subject to acceleration in some circumstances, Newmont Canada is required to redeem all the outstanding exchangeable shares. The redemption price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions of the exchangeable shares on a redemption of exchangeable shares, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends, if any. In this event, we (or Newmont Holdings ULC) will have the overriding right to acquire the outstanding exchangeable shares in exchange for the redemption price on the redemption date. If we exercise this right, Newmont Canada’s obligation to redeem the exchangeable shares will terminate.

Listing

The exchangeable shares are listed on the Toronto Stock Exchange under the symbol “NMC.”

Anti-Takeover Provisions

Article Ninth of our certificate of incorporation may make it more difficult for various corporations, entities or persons to acquire control of us or to remove management.

Article Ninth of our certificate of incorporation requires us to get the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class, to enter into the following types of transactions:

•	a merger or consolidation between us and another corporation that holds 10% or more of our outstanding shares;

•	the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% or more of our outstanding shares; or

•	any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity that holds 10% or more of our outstanding shares.

However, Article Ninth does not apply to any transaction if:

•	our board of directors approves the transaction before the other corporation, person or entity becomes a holder of 10% or more of our outstanding shares; or

•	we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

Article Ninth can only be altered or repealed with the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the indentures under which the debt securities would be issued, unless otherwise specified in a prospectus supplement. The particular terms of the debt securities to be sold by us will be set forth in a prospectus supplement relating to such debt securities.

The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our general unsecured obligations and will rank as described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under one or both of the indentures dated as of July 17, 2007 between us, Newmont USA Limited and The Bank of New York Trust Company, N.A., which have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time. The following summary of certain provisions of those indentures does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of that indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

The indentures do not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto:

(1)	the title and series of such debt securities, including CUSIP numbers;

(2)	any limit upon the aggregate principal amount of such debt securities of such title or series;

(3)	whether such debt securities will be in global or other form;

(4)	the date(s) and method(s) by which principal and any premium on such debt securities is payable;

(5)	interest rate or rates (or method by which such rate will be determined), if any;

(6)	the dates on which any such interest will be payable and the method of payment;

(7)	whether and under what circumstances any additional amounts are payable with respect to such debt securities;

(8)	the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security;

(9)	the basis upon which interest on such debt securities shall be calculated, if other than that of a 360-day year of twelve 30-day months;

(10)	the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable;

(11)	any redemption or sinking fund provisions;

(12)	the denominations of such debt securities;

(13)	any rights of the holders of such debt securities to convert the debt securities into other securities or property;

(14)	the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars;

(15)	the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods;

(16)	if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

(17)	any events of default or covenants in addition to or in lieu of those described herein and remedies therefor;

(18)	whether such debt securities will be subject to defeasance or covenant defeasance;

(19)	the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants;

(20)	any trustees other than The Bank of New York Trust Company, N.A., and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities;

(21)	the terms, if any, on which such debt securities will be subordinate to other debt of Newmont; and

(22)	any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

The indentures do not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of Newmont, subject to limited exceptions. Our certificate of incorporation also contains other provisions which may prevent or limit a change of control. See “Description of Capital Stock.”

Modification and Amendment

Subject to certain exceptions, the applicable indenture may be amended with respect to a series, and the notes of that series may be amended, with the consent of the holders of at least a majority in principal amount of the notes of that series then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of that series) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to a series of notes with the consent of the holders of a majority in principal amount of the notes of that series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of that series). However, without the consent of each holder of an outstanding note of a series affected, no amendment with respect to such series may, among other things:

(1)	reduce the amount of notes of such series whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note of such series;

(3)	reduce the principal of or extend the stated maturity of any note of such series;

(4)	make any change that adversely affects the conversion rights of any notes of such series;

(5)	reduce the fundamental change purchase price of any note of such series or amend or modify in any manner adverse to the holders of notes of such series our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note of such series payable in money other than that stated in the note or, other than in accordance with the provisions of the applicable indenture, eliminate any existing subsidiary guarantee of the notes of such series;

(7)	impair the right of any holder of a note of such series to receive payment of principal and interest, including additional interest, on such holder’s notes of such series on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes of such series; or

(8)	make any change in the amendment provisions which require the consent of each holder of notes of such series or in the waiver provisions with respect to such series.

Without the consent of any holder, we and the trustee may amend either or both of the indentures and the notes of any series to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	evidence the succession of another entity to Newmont and provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

(3)	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	add guarantees with respect to the notes of any series;

(5)	secure the notes of any series;

(6)	add to the covenants of Newmont for the benefit of the holders of notes of any series or surrender any right or power conferred upon us with respect to any series;

(7)	evidence and provide for the acceptance of appointment of a successor trustee pursuant to the indenture;

(8)	comply with the provisions of any clearing agency, clearing corporation or clearing system, the trustee or the registrar with respect to the provisions of the indenture or the notes relating to transfers and exchanges of notes of any series;

(9)	provide for the conversion of notes of any series in accordance with the terms of the indenture;

(10)	make any change with respect to any series that does not materially adversely affect the rights of any holder of notes of such series;

(11)	comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(12)	conform the provisions of the indentures to the “Description of Debt Securities” section in the applicable prospectus supplement.

The consent of the holders is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under either of the indentures becomes effective, we are required to mail to the holders of the series of notes to which the amendment relates a notice briefly describing such amendment. However, the failure to give such notice to all the holders of notes of that series, or any defect in the notice, will not impair or affect the validity of the amendment.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under the applicable indenture with respect to each series of debt securities issued thereunder:

(a)	default in any payment of interest, including any additional interest, if any, on any note of such series when due and payable and the default continues for a period of 30 days;

(b)	default in the payment of principal of any note of such series when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(c)	failure by us to comply with its obligation to convert the notes of such series in accordance with the applicable indenture upon exercise of a holder’s conversion right and the default continues for a period of 3 business days after there has been given, by registered or certified mail, to us by the trustee or by such holder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the applicable indenture;

(d)	failure by us to give a fundamental change notice or notice of a specified corporate transaction with respect to such series, in each case when due;

(e)	failure on the part of us or Newmont USA Limited duly to observe or perform any other of the covenants or agreements on the part of us or Newmont USA Limited, as the case may be, in respect of the notes of such series contained in the applicable indenture and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us and Newmont USA Limited by the trustee or to us, Newmont USA Limited and the trustee by the holders of at least 25% in principal amount of the notes of that series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the applicable indenture;

(f)	default by us or Newmont USA Limited with respect to any Material Indebtedness (as defined below), whether such Material Indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise; provided, that any event of default under either of the foregoing clauses (i) and (ii) shall be deemed cured and not to be continuing upon the payment of such indebtedness or the rescission or annulment of any acceleration of such indebtedness;

(g)	a court having jurisdiction enters a decree or order for relief in respect of us or Newmont USA Limited in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of us or Newmont USA Limited or for all or substantially all of its property or ordering the winding up or liquidation of its affairs, and such decree or order remains unstayed and in effect for a period of 90 consecutive days;

(h)	we or Newmont USA Limited commences a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of us or Newmont USA Limited, respectively, or for all or substantially all of its property, or makes any general assignment for the benefit of creditors; or

(i)	except as permitted by the applicable indenture, (i) the subsidiary guarantee of Newmont USA Limited with respect to notes of such series shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or (ii) Newmont USA Limited shall deny or disaffirm its obligation under its subsidiary guarantee with respect to the notes of such series.

“Material Indebtedness” is indebtedness (other than indebtedness under the notes of the applicable series) of any one or both of us and Newmont USA Limited in an aggregate principal amount exceeding $75,000,000.

If an event of default occurs and is continuing with respect to a series of notes, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes of that series by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including any additional interest, on all the notes of that series to be due and payable. In case of the events of default described in clauses (g) and (h) above, 100% of the principal of and accrued and unpaid interest on the notes of each series will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately.

Notwithstanding the foregoing, the indentures will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indentures and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes of each series with respect to which we elect to pay additional interest at an annual rate equal to 0.25% of the principal amount of the notes of the applicable series. If we so elect, such additional interest will accrue on all outstanding notes of each series with respect to which we elect to pay additional interest from and including the date on which the event of default relating to the failure to comply with the reporting obligations in the indentures or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to but not including the 120th day thereafter (or such earlier date on which such event of default is cured or, with respect to a series, waived by the holders of a majority in principal amount of the outstanding notes of that series). On such 120th day (or earlier, if the event of default relating to the reporting obligations under the indentures or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is cured or, with respect to a series, waived by the holders of a majority in principal amount of the outstanding notes of that series prior to such 120th day), such additional interest will cease to accrue and, if the event of default relating to reporting obligations or the failure to comply with Section 314(a)(1) of the Trust Indenture Act has not been cured or, with respect to a series, waived with respect to that series prior to such 120th day, the notes of that series will be subject to acceleration as provided above. The provisions of the indentures described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest on the notes of a series as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indentures or the failure to comply with Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all holders of notes of that series and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs. We may make such an election with respect to any series of notes.

The holders of a majority in principal amount of the outstanding notes of a series may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) with respect to that series. The holders of a majority in principal amount of the outstanding notes of a series may also rescind any acceleration with respect to the notes of that series and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes of that series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indentures relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indentures at the request or direction of any of the holders of notes of a series unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the applicable indenture or the notes of a series unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes of that series have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes of that series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to that series or of exercising any trust or power conferred on the trustee with respect to that series.

The indentures provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the applicable indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under either of the indentures, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indentures provide that if a default occurs and is continuing with respect to a series of notes and is known to the trustee, the trustee must mail to each holder of notes of that series notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note of a series, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders of notes of that series. In addition, with respect to each series of notes, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year with respect to such series of notes. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Consolidation, Merger and Sale of Assets

The indentures provide that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all of our obligations under the notes, the applicable indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the applicable indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, Newmont under the applicable indenture.

Covenants

Any covenants of Newmont with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (i) the debt securities are redeemable at our option, (ii) the holder of debt securities may cause us to repurchase such debt securities or (iii) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement relating thereto.

Repurchases on the Open Market

We or any of our affiliates may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of Newmont or the relevant affiliate of Newmont, be held, resold or surrendered to the trustee for cancellation.

Discharge, Defeasance and Covenant Defeasance

We may satisfy and discharge our obligations under the applicable indenture as to the notes of a series by (i) delivering to the securities registrar for cancellation all outstanding notes of that series or by depositing with the trustee or delivering to the holders of the notes of that series, as applicable, after the notes of that series have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and shares of common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if applicable, sufficient to pay all of the outstanding notes of that series, and (ii) paying all other sums payable under the applicable indenture by us with respect to that series. Such discharge is subject to terms contained in the indentures.

Applicable Law

The indentures provide that the debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Trust Company, N.A. is the trustee under the indenture.

Subsidiary Guarantees of Newmont USA Limited

Unless otherwise specified in the applicable prospectus supplement, Newmont USA Limited will unconditionally guarantee our payment obligations under the notes. Newmont USA Limited’s subsidiary guarantees will be general unsecured obligations of Newmont USA Limited that will rank senior in right of payment to any of its future indebtedness that is expressly subordinated in right of payment to the subsidiary guarantees, and equally in right of payment with all existing and future unsecured indebtedness and liabilities of Newmont USA Limited that are not so subordinated. Financial information for Newmont USA Limited can be found in the Newmont SEC filings (File No. 001-31240) as listed in “Where You Can Find More Information.” As of June 30, 2007, Newmont USA Limited had approximately $2.5 billion of consolidated indebtedness (including guaranteed debt), which consisted of approximately $1,407 million of guarantees of indebtedness of Newmont, and approximately $452 million of its own debt, approximately $235 million of which is secured. The remaining debt of approximately $675 million is non-recourse debt of subsidiary companies. Newmont USA Limited’s subsidiary guarantees of the notes will be effectively subordinated to all secured debt of Newmont USA Limited to the extent of the value of the assets securing such indebtedness, and will be effectively subordinated to all liabilities of Newmont USA Limited’s subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of Newmont USA Limited, the assets of Newmont USA Limited that secure secured debt will be available to pay obligations under the subsidiary guarantees only after all indebtedness under such secured debt has been repaid in full from such assets. In addition to the holders of the notes, the holders of Newmont USA Limited’s other equally ranking unsecured indebtedness and liabilities will have claims against any assets remaining after the payment of all such secured debt. We advise you that there may not be sufficient assets remaining to pay amounts due under either of Newmont USA Limited’s subsidiary guarantees.

The subsidiary guarantee with respect to a note is not convertible and will automatically terminate when that note is converted into common stock.

Under the terms of Newmont USA Limited’s full and unconditional guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against Newmont USA Limited.

Newmont USA Limited will be released and relieved from all its obligations under its subsidiary guarantees in the following circumstances, each of which is permitted by the indentures:

•	upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of Newmont USA Limited (other than to us or any of our affiliates);

•	upon the sale or disposition of all or substantially all the assets of Newmont USA Limited (other than to us or any of our affiliates); or

•	upon such time as Newmont USA Limited ceases to guaranty any of our indebtedness other than (i) indebtedness not exceeding $75,000,000 in the aggregate (it being understood that indebtedness of Newmont that is guaranteed by Newmont USA Limited and that also provides that the guarantee of Newmont USA Limited under such indebtedness shall be released and relieved upon such time as Newmont USA Limited ceases to guaranty any of our indebtedness other than indebtedness not exceeding $75,000,000 or more in the aggregate shall not be considered in calculating the amount of indebtedness under this clause (i)) and (ii) indebtedness under the notes.

The subsidiary guarantee for each series of the notes will contain a provision intended to limit Newmont USA Limited’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

VALIDITY OF THE SECURITIES

The validity of the securities offered hereby will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in the registration statement of which this prospectus is a part by reference to Newmont Mining Corporation’s Current Report on Form 8-K dated October 15, 2007, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the registration statement of which this prospectus is a part by reference to the Annual Report on Form 10-K of Newmont Mining Corporation for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC’s web site at http://www.sec.gov. The information on our website is not incorporated by reference into and is not made a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

We “incorporate by reference” in this prospectus certain information that we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC. These documents contain important information about us and our financial condition. The footnotes to the financial statements within certain of these documents contain financial information for Newmont USA Limited.

Newmont SEC Filings (File No. 001-31240)	Period

Annual Report on Form 10-K (including the portions of our proxy statement for our 2007 annual meeting of stockholders incorporated by reference therein, but excluding the financial statements)	Year ended December 31, 2006

Quarterly Report on Form 10-Q	Quarters ended March 31, 2007 (excluding the financial statements) and June 30, 2007

Current Reports on Form 8-K	Filed February 12, 2007, June 1, 2007, June 8, 2007 (as amended on July 19), July 6, 2007, July 11, 2007, July 12, 2007, July 17, 2007 (as amended on August 3, 2007), July 24, 2007, August 23, 2007, October 10, 2007 and October 15, 2007

We also incorporate by reference in this prospectus any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus. However, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of Form 8-K.

You may request a copy of these filings at no cost to you, by writing or telephoning us as follows:

Newmont Mining Corporation
1700 Lincoln Street
Denver, Colorado 80203
Attn: Office of the Secretary
(303) 863-7414

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this prospectus and in the documents that we have incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

30,000,000 Shares

Newmont Mining Corporation

Common Stock

Prospectus Supplement

January 28, 2009

Citi
J.P.Morgan

BMO Capital Markets